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                                                                    EXHIBIT 12.1

                        GRAY COMMUNICATIONS SYSTEMS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   HISTORICAL
                             (Dollars in thousands)


                                                                                                                       For the
                                                                                                                        Quarter
                                                                     For the Year Ended December 31,                    Ended
                                                    --------------------------------------------------------------     March 31,
                                                      1997            1998        1999         2000         2001         2002
                                                    --------        --------    --------     --------     --------     --------
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
   PREFERRED DIVIDENDS:
   Pretax income from continuing operations         $ (1,162)       $ 69,803    $ (8,625)    $ (8,079)    $(19,290)    $   (181)
   Fixed charges                                      21,861          25,454      31,021       39,957       35,783        8,965
                                                    --------        --------    --------     --------     --------     --------
   Earnings                                         $ 20,699        $ 95,258    $ 22,396     $ 31,879     $ 16,493     $  8,784
                                                    ========        ========    ========     ========     ========     ========

   Interest expense including amortization of
   deferred financing costs                         $ 21,861        $ 25,454    $ 31,021     $ 39,957     $ 35,783     $  8,965
                                                    --------        --------    --------     --------     --------     --------
   Fixed charges                                    $ 21,861        $ 25,454    $ 31,021     $ 39,957     $ 35,783     $  8,965
                                                    ========        ========    ========     ========     ========     ========

   Preferred dividends                              $  1,410        $  1,318    $  1,010     $  1,012     $    616     $    154
   Non-cash preferred dividends associated with
        the redemption of preferred stock                -0-           3,361         -0-        2,159          -0-          -0-
                                                    --------        --------    --------     --------     --------     --------
   Total preferred dividends                        $  1,410        $  4,679    $  1,010     $  3,171     $    616     $    154
                                                    ========        ========    ========     ========     ========     ========

   Effective income tax rate                              35%(1)          40%         27%          23%          31%          25%
   Preferred dividends grossed up for income
        taxes                                       $  1,904        $  6,566    $  1,281     $  3,904     $    807     $    193

   Combined fixed charges and preferred dividends   $ 23,765        $ 32,020    $ 32,302     $ 43,861     $ 36,590     $  9,158

   Ratio of earnings to combined fixed charges
        and preferred dividends                        NA(2)            3.0x       NA(2)        NA(2)        NA(2)        NA(2)

   Deficiency of earnings to cover combined
        fixed charges and preferred dividends       $ (3,066)             NA    $ (9,906)    $(11,982)    $(20,097)    $   (374)
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(1) For 1997, the Company reported a net loss before income taxes of $1,162 and income tax expense of $240 which produces an negative effective tax rate.
Therefore, for 1997, we have used an estimated rate of 35% as a substitute for the effective rate.

(2)  The ratio would be less than one and therefore is not shown.